Exhibit 99
DARDEN RESTAURANTS
Red Lobster(R) Olive Garden(R) Bahama Breeze(R) Smokey Bones(R) www.darden.com

                                                     NEWS/INFORMATION
                                                           Corporate Relations
                                                           P.O. Box 593330
                                                           Orlando, FL  32859
                                     Contacts:
                                        (Analysts) Matthew Stroud (407) 245-6458
                                        (Media) Jim DeSimone(407) 245-4567
FOR RELEASE
September 22, 2005
4:30 PM ET


DARDEN RESTAURANTS REPORTS A 20% INCREASE IN FIRST QUARTER DILUTED NET EARNINGS
   PER SHARE TO 53 CENTS; INCREASES SEMI-ANNUAL DIVIDEND 400% TO 20 CENTS PER
                   SHARE; RE-AFFIRMS ANNUAL EARNINGS GUIDANCE


ORLANDO, FL, September 22 - Darden Restaurants, Inc. (NYSE:DRI) today reported sales of $1.41 billion for the first quarter ended August 28, 2005, and quarterly diluted net earnings per share of 53 cents, up 20% from prior year. The Company also increased its semi-annual dividend to 20 cents per share. This represents a 400% increase from the previous 4 cents per share semi-annual dividend.

"This was an outstanding quarter, with industry leading sales and earnings growth," said Clarence Otis, Darden's Chief Executive Officer. "This strong start to the fiscal year speaks to the inherent strength of our brands and our restaurant and restaurant support teams, who bring those brands to life. Our people are skilled and well-trained, but it's their passion for nourishing and delighting everyone we serve that is at the heart of this organization. It motivates our teams to provide excellent yet continuously improving experiences to our guests. It's evident in the many things our teams are doing to assist members of the Darden family and others in our communities who have been severely affected by recent hurricanes. And it will enable us to fulfill our mission of being the best in casual dining now and for generations"

Highlights for the quarter ended August 28, 2005, include the following:

o Net earnings in the first quarter were $85.5 million, or 53 cents per diluted share, on sales of $1.41 billion. Last year, net earnings were $71.0 million, or 44 cents per diluted share, on sales of $1.28 billion.

o    Total sales of $1.41 billion represent a 10.2% increase over prior year.

o Olive Garden achieved its 44th consecutive quarter of U.S. same-restaurant sales growth with a 7.4% increase.

o Red Lobster had U.S. same-restaurant sales growth of 5.7% for the quarter, well above the estimated Knapp-Track industry average excluding Darden.

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o    The Company continued its share repurchases, buying back 4.1 million shares of its common stock in the quarter.

o The Company's Board of Directors declared a semi-annual dividend of 20 cents per share, a 400% increase from the previous semi-annual 4 cents per share.

o The Company's Board of Directors also elected Clarence Otis, Jr., Darden's Chief Executive Officer, to the additional position of Chairman of Darden effective November 29, 2005.

o The Company re-affirmed its annual guidance for low double-digit range diluted net earnings per share growth.



Operating Highlights

OLIVE GARDEN'S first quarter sales of $643.5 million were 10.8% above prior year, driven by a U.S. same-restaurant sales increase of 7.4% and revenue from 21 net new restaurants in operation versus last year. This is the 44th consecutive quarter of same-restaurant sales growth for Olive Garden and builds on a 2.8% increase in the first quarter of last year. The company's increased sales, combined with lower food and beverage costs, restaurant expenses and depreciation expenses as a percent of sales, more than offset increased restaurant labor costs and selling, general and administrative expenses as a percent of sales. Olive Garden had a record quarterly profit that also represents double-digit operating profit growth over last year.

RED LOBSTER'S first quarter sales of $634.1 million were 6.6% above prior year, reflecting a U.S. same-restaurant sales increase of 5.7%. The company's increased sales and lower food and beverage costs and depreciation expenses as a percent of sales more than offset higher restaurant labor costs, restaurant expenses and selling, general and administrative expenses as a percent of sales. As a result, operating profits increased at a strong double-digit percentage rate over last year.

BAHAMA BREEZE'S same-restaurant sales declined 0.4% in the first quarter, primarily as a result of a changing sales mix. The company continued to implement key elements of its turnaround plan, which led to increased operating profits over last year.

SMOKEY BONES first quarter sales of $81.7 million were 46% above prior year as a result of 34 more restaurants in operation, including seven restaurants that were opened during the first quarter, and a same-restaurant sales decline of 0.1%. Restaurant level operating profit increased 73% as increased sales combined with lower food and beverage costs and restaurant expenses offset increased restaurant labor costs on a percent of sales basis.

"We are very pleased with our operating performance this quarter," said Drew Madsen, President and Chief Operating Officer of Darden. "Once again, Olive Garden led the way with strong sales and operating profit growth. Red Lobster continued to show strong improvement in its guest experience, same-restaurant sales and operating profit growth. And, Bahama Breeze and Smokey Bones demonstrated solid improvement in their operating results. We are excited about the progress we have made this quarter in strengthening and improving the performance of all our operating companies, which is creating a solid foundation for accelerated future growth."


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Other Actions

Darden continued the buyback of its common stock, purchasing 4.1 million shares in the first quarter. Since commencing its share repurchases in December 1995, the Company has repurchased a total of 124.6 million shares under authorizations totaling 137.4 million shares.

Darden's Board of Directors declared an increase in the cash dividend to 20 cents per share on the Company's outstanding common stock. The dividend is payable on November 1, 2005 to shareholders of record at the close of business on October 10, 2005. Based on this 20-cent semi-annual dividend declaration, the Company's indicated annual dividend is 40 cents per share. Previously, the Company had paid a semi-annual dividend of 4 cents per share.

The Company's Board of Directors also elected Clarence Otis, Jr., Darden's Chief Executive Officer, to the additional position of Chairman of Darden effective November 29, 2005. Otis replaces Joe R. Lee, Darden's Chairman of the Board and founding Chairman and Chief Executive Officer of Darden since 1995, who is retiring. Lee led the company for 38 years as it grew from a single Red Lobster restaurant in Lakeland, Florida in 1968, into the largest company owned and operated publicly traded casual dining restaurant company in the world.


Fiscal August 2006 U.S. Same-Restaurant Sales Results

Darden reported U.S. same-restaurant sales for the four-week fiscal August ended August 28, 2005. This period is the last month of Darden's fiscal 2006 first quarter.

Same-restaurant sales at Olive Garden were up 7% to 8% for fiscal August. The increase reflected a 6% to 7% increase in guest counts and a 1% to 2% increase in check average. The check average increase was a result of an approximate 2% increase in pricing and a 0% to 1% decrease from menu mix changes. Last year, Olive Garden had a 2% to 3% decrease in same-restaurant sales during fiscal August.

Same-restaurant sales at Red Lobster increased 3% to 4% for fiscal August. This reflected a 2% to 3% increase in guest counts and a 0% to 1% increase in check average. The check average increase was a result of an approximate 1% increase in pricing and a 0% to 1% decline from menu mix changes. Last year, Red Lobster had an approximate 16% decrease in same-restaurant sales during fiscal August.


Fiscal 2006 Outlook

The Company estimates that Hurricane Katrina, which occurred in fiscal September, will adversely affect September U.S. same-restaurant sales results at both Red Lobster and Olive Garden by approximately 0.1%. For the full fiscal year, total sales for Darden are expected to be adversely affected by $16.0 to $17.0 million and the effect on operating profit is expected to be minimal. There are currently five restaurants (three Olive Gardens and two Red Lobsters) that are closed indefinitely; two (one Red Lobster and one Olive Garden) were total losses and the three others incurred significant damage. Decisions regarding rebuilding and reopening are pending clean-up and recovery efforts in Louisiana and Mississippi.


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The Company  re-affirmed  its sales and earnings  guidance for fiscal 2006.  The
Company continues to expect diluted net earnings per share growth for fiscal 2006 in the low double-digit range based on its continued expectation of combined U.S. same-restaurant sales growth of 2% to 4% for Red Lobster and Olive Garden and new unit growth of approximately 4% to 5%.

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain
important factors could cause results to differ materially from those anticipated by the forward-looking statements including the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, labor and insurance costs, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives, weather and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.


                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

        08/28/05                                                        08/29/04
        --------                                                        --------
             650               Red Lobster USA                              650
              31               Red Lobster Canada                            31
         -------               ------------------                        -------
             681               Total Red Lobster                            681

             560               Olive Garden USA                             539
               6               Olive Garden Canada                            6
         -------               -------------------                       -------
             566               Total Olive Garden                           545

              32               Bahama Breeze                                 32

             110               Smokey Bones                                  76

               3               Seasons 52                                     1
         -------                                                         -------

           1,392               Total Restaurants                          1,335



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                            DARDEN RESTAURANTS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In Thousands, Except per Share Data)
                                   (Unaudited)

                                                 13 Weeks Ended
                                                 --------------
                                           8/28/2005               8/29/2004
                                           ---------               ---------
Sales                                    $  1,409,167          $   1,278,644
Costs and expenses:
  Cost of sales:
     Food and beverage                        419,195                391,421
     Restaurant labor                         449,159                405,816
     Restaurant expenses                      214,694                195,017
       Total cost of sales  (1)          $  1,083,048          $     992,254
  Selling, general and administrative         133,035                114,580
  Depreciation and amortization                54,138                 52,760
  Interest, net                                10,948                 10,964
       Total costs and expenses          $  1,281,169          $   1,170,558
Earnings before income taxes                  127,998                108,086
Income taxes                                  (42,484)               (37,074)
Net earnings                                   85,514          $      71,012

Net earnings per share:
 Basic                                   $       0.56          $        0.45
 Diluted                                 $       0.53          $        0.44

Average number of common shares
 outstanding:
 Basic                                        153,300                157,600
 Diluted                                      160,400                163,200




(1) Excludes restaurant depreciation
    and amortization as follows:         $     50,420          $      49,219





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                            DARDEN RESTAURANTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)
                                   (Unaudited)

                                                    8/28/2005         5/29/2005
                                                    ---------         ---------
ASSETS
Current assets:
   Cash and cash equivalents                     $     244,721     $     42,801
   Short-term investments                              100,000               --
   Receivables                                          40,069           36,510
   Inventories                                         225,717          235,444
   Prepaid expenses and other current assets            35,708           28,927
   Deferred income taxes                                65,153           63,584
          Total current assets                    $    711,368     $    407,266
Land, buildings and equipment                        2,380,936        2,351,454
Other assets                                           183,576          179,051
          Total assets                            $  3,275,880     $  2,937,771

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                               $    228,991     $    191,197
   Accrued payroll                                      99,305          114,602
   Accrued income taxes                                 90,772           52,404
   Other accrued taxes                                  47,125           43,825
   Unearned revenues                                    76,561           88,472
   Current portion of long-term debt                   299,970          299,929
   Other current liabilities                           257,659          254,178
          Total current liabilities               $  1,100,383     $  1,044,607
Long-term debt, less current portion                   646,933          350,318
Deferred income taxes                                  109,072          114,846
Deferred rent                                          133,127          130,872
Other liabilities                                       24,991           24,109
          Total liabilities                       $  2,014,506     $  1,664,752

Stockholders' equity:
   Common stock and surplus                       $  1,743,252     $  1,703,336
   Retained earnings                                 1,491,268        1,405,754
   Treasury stock                                   (1,916,469)      (1,784,835)
   Accumulated other comprehensive income
      (loss)                                            (3,759)          (8,876)
   Unearned compensation                               (52,346)         (41,685)
   Officer notes receivable                               (572)            (675)
          Total stockholders' equity              $  1,261,374     $  1,273,019
                Total liabilities and
                  stockholders' equity            $  3,275,880     $  2,937,771


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                            DARDEN RESTAURANTS, INC.
                   FIRST QUARTER FY 2006 FINANCIAL HIGHLIGHTS
                      (In Millions, Except per Share Data)
                                   (Unaudited)

                                                         13 Weeks Ended
                                                         --------------
                                                  8/28/2005         8/29/2004
                                                  ---------         ---------
Sales                                            $  1,409.2       $  1,278.6

Net earnings                                     $     85.5       $     71.0

Net earnings per share:
   Basic                                         $     0.56       $     0.45
   Diluted                                       $     0.53       $     0.44

Average number of common shares outstanding:
   Basic                                              153.3            157.6
   Diluted                                            160.4            163.2



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